© 2024 Wells Fargo Bank, N.A. All rights reserved. For public use. NR-09-2024 News Release | Sept. 12, 2024 Wells Fargo Issues Statement on Agreement with OCC SAN FRANCISCO – Sept. 12, 2024 – Wells Fargo & Company (NYSE: WFC) today issued the following statement regarding a formal agreement between Wells Fargo Bank, N.A. and the Office of the Comptroller of the Currency (OCC) related to the bank’s anti-money laundering (AML) and sanctions risk management practices. The agreement’s requirements include enhancements to AML and sanctions risk management practices, obtaining the OCC’s acceptance of the bank’s program for assessing the AML and sanctions risks of new offerings, and then providing notice to the OCC before expanding certain of those offerings. “We have been working to address a substantial portion of what’s required in the formal agreement, and we are committed to completing the work with the same sense of urgency as our other regulatory commitments.” About Wells Fargo Wells Fargo & Company (NYSE: WFC) is a leading financial services company that has approximately $1.9 trillion in assets. We provide a diversified set of banking, investment and mortgage products and services, as well as consumer and commercial finance, through our four reportable operating segments: Consumer Banking and Lending, Commercial Banking, Corporate and Investment Banking, and Wealth & Investment Management. Wells Fargo ranked No. 34 on Fortune’s 2024 rankings of America’s largest corporations. In the communities we serve, the company focuses its social impact on building a sustainable, inclusive future for all by supporting housing affordability, small business growth, financial health, and a low-carbon economy. News, insights, and perspectives from Wells Fargo are also available at Wells Fargo Stories. Additional information may be found at www.wellsfargo.com LinkedIn: https://www.linkedin.com/company/wellsfargo Contact Information Media Beth Richek, 980-308-1568 beth.richek@wellsfargo.com Investor Relations John Campbell, 415-396-0523 john.m.campbell@wellsfargo.com News Release Category: WF-CF ###